XSTREAM
                              BEVERAGE GROUP INC.L
          4800, NW 15TH AVENUE, BAY 1A, FORT LAUDERDALE, FLORIDA 33309
                         P. 954-598-7997 F. 954-598-7996


May 14th 2004

Mr. Morris Stodard, President
Master Distributors, Inc.
1505, Kirchner Lane
Gambrills,
MD 21054

                                LETTER OF INTENT

Dear Mr. Stodard:

This letter is intended to summarize the principal terms of a proposed transaction between XStream Beverage Group, Inc. ("XStream") and Master Distributors, Inc. dba Atlantic Beverage Co. ("Seller"). Subject to its terms and when fully executed, it shall become a binding obligation of the parties.

                                    PART ONE

XStream will form a subsidiary (Acquisition Sub) to acquire substantially all of the assets and assume certain liabilities of Atlantic Beverage Group, Inc. The purchase price for the assets will be paid as follows:

Immediately following the execution of this Letter of Intent, $50,000 in cash will be paid to reduce Seller's credit line with Provident Bank. Payment will be subject to Seller's execution of a secured promissory note which will be for a term of 90 days. The promissory note to be forgiven only upon the closing of the transaction within the term herein contemplated.

At the closing, XStream will pay the balance of Seller's credit line with Provident Bank up to $415,000.

You will receive $570,000 cash at closing together with the cash equivalent of $500,000 in XStream restricted shares of common stock. The value of a share of the XStream common stock shall be computed using the same discount rate as set forth in the Securities Purchase Agreement between Laurus and XStream ("Discount Rate") multiplied by the average closing price of its common stock for the five days prior to closing. The shares to be received by the Shareholders will be subject to Rule 144 of the Securities Act of 1933, as amended.

At the closing, XStream shall pay-off Seller's loan with Commerce bank up-to a total of $220,500.

At the closing, XStream shall assume Seller's accounts payable that have been recorded no earlier than 40 days prior to the closing date

On or before the sixtieth day following the closing, XStream shall pay to Seller an amount equivalent to Seller's accounts receivable and vendor receivables as recorded in Seller's books and records as of the closing date. Said amount shall bear interest at 6% per annum.

At the Closing, XStream will issue to Seller a $2,000,000 fixed price, convertible note with interest calculated at 6% of the outstanding balance. XStream will repay the principal and interest amount of the note by making monthly payments equivalent to $38,665.60, the first of such payments to be made on or before the 90th day following the closing, payable in cash or XStream's restricted common stock at Seller's option. For the purposes of this paragraph, the stock will be valued as the average closing price of XStream's common stock for the five day period immediately prior to the closing multiplied by the Discount Rate. Atlantic Beverage will have the second secured position with this note and in a good faith effort to provide additional security in this transaction Morris Stodard will remain a signer on the new company's account for 18 months from the date of the closing.

At the closing you will enter into a six-month term management agreement with Acquisition Sub ("the Management Agreement"), which will provide for you to advise XStream on and assist in the operations of Acquisition Sub and to assist in the training of a new General Manager for Acquisition Sub. You will receive monthly compensation of $18,750 for these services. Upon the termination of the Management Agreement, XStream may, request your consulting services for which you will receive $1,000 per day in fees for each day of services rendered.

At the closing, XStream shall make available up to 250,000 shares of its restricted common stock to secure the transfer of employment of Seller's key managers from Seller to Acquisition Sub.

For the twelve-month period following the closing date, you will be entitled to travel and business expenses up to $15,000. For the following four years you will be entitled to travel and business expenses up to $8,000 per annum. Any expenses beyond the amounts as set forth in this paragraph must be pre approved by XStream.

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

You will be offered a seat on XStream's Advisory Board for which you will receive 50,000 shares of XStream restricted common stock upon signing the agreement to participate.

From the date of closing and for the five year period thereafter you and your spouse will be entitled to enroll on a non contributory basis in XStream's medical insurance program.

The closing of this transaction (the "Closing") will occur no later than 60 days following the signing of this agreement.

                                    PART TWO

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the parties.

ACCESS & DUE DILIGENCE

During the period from the date this letter is signed by Seller (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), Seller will afford XStream full and free access to properties, contracts, books and records, and all other documents and data. Access to your accounting firm, assistance to secure the transfer of your suppliers contracts to Acquisition sub at the closing.

EXCLUSIVE DEALING

Until the later of (i) 60 days after the Signing Date or (ii) the Termination
Date:

        (a) Seller will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of Seller common stock or its assets, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

         (b) Seller will immediately notify XStream regarding any contact between Seller or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

CONDUCT OF BUSINESS

During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, Seller will operate its business in the ordinary course and to refrain from any extraordinary transactions.

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

CONFIDENTIALITY

Except as and to the extent required by law, each party will not disclose or use, and will direct its representatives not to disclose or use to the detriment of Seller or XStream any Confidential Information (as defined below) furnished by either party, or their authorized respective representatives at any time or in any manner other than in connection with their evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential Information" includes, but is not limited to confidential information regarding either party and the work papers, concepts, formulas, techniques, strategies, components, programs, reports, studies, memoranda, correspondence, materials, manuals, records, data, technology, products, plans, research, service, design information, procedures, methods, documentation, policies, pricing, billing, customer lists and leads, and any other technical data, information and know-how which relate to Seller or XStream or are otherwise useful in XStream's business, and which either party considers proprietary and desires to maintain confidential. The parties hereto acknowledge that each considers the Confidential Information to be proprietary, confidential and valuable, and the Confidential Information consists of trade secrets entitled to the fullest protection available by law, and the Confidential Information has taken each party's respective employees and agents a substantial amount of time to research, assemble and formulate. "Confidential Materials" shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine readable or user readable. Each party recognizes the proprietary rights of the other in and to the Confidential Information and the confidential nature of the Confidential Information and agrees to safeguard and treat the Confidential Information as confidential the same as it would treat any other trade secret.

DISCLOSURE

Except as and to the extent required by law, without the prior written consent of the other Party, neither XStream nor Seller will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

COSTS

Each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.

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

CONSENTS

During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, XStream and Seller will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications and to obtain all consents of third parties necessary in order to consummate the Possible Acquisition, if necessary.

ENTIRE AGREEMENT

The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

This Agreement may be terminated by XStream if it is determined that Seller is not able to provide requested information or their ongoing due diligence proves unsatisfactory. This Agreement may be terminated by Seller only upon satisfaction of all outstanding liabilities due and owing Acquisition Sub or XStream pursuant to a contemplated promissory note.


GOVERNING LAW

The Binding Provisions will be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles. There parties hereto hereby agree to submit any disputes hereunder to a court of competent jurisdiction in Palm Beach County, Florida..

COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,



Barry H. Willson
Vice Chairman

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

Agreed and Accepted:

XStream Beverage Group, Inc.



------------------------------
By: Jerry Pearring. President & CEO


Master Distributors,  Inc.



------------------------------
By:  Morris Stodard, President


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